UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

ZYNERBA PHARMACEUTICALS, INC.

(Name of Subject Company)

ZYNERBA PHARMACEUTICALS, INC.

(Name of Person Filing Statement)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

98986X109

(CUSIP Number of Class of Securities)

Armando Anido

Chairman and Chief Executive Officer

Zynerba Pharmaceuticals, Inc.

80 W. Lancaster Avenue, Suite 300

Devon, PA 19333

(484) 581-7505

(Name, Address and Telephone Number of Person Authorized to Receive Notices and

Communications on Behalf of the Person Filing Statement)

With copies to:

Rachael M. Bushey, Esq.

Jennifer L. Porter, Esq.

Goodwin Procter LLP

One Commerce Square

2005 Market St., 32nd Floor

Philadelphia, PA 19103

(445) 207-7805

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.02, 7.01 and 9.01 of the Current Report on Form 8-K filed by Zynerba Pharmaceuticals, Inc. on August 14, 2023 (including all exhibits attached thereto and incorporated therein by reference) is incorporated herein by reference.